Free Writing Prospectus (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated May 27, 2011 and Index Supplement dated May 31, 2011)	Filed Pursuant to Rule 433 Registration No. 333-169119 August 9, 2011

$

Notes Linked to a Weighted Basket of Three Buffered Return Enhanced Components,

Consisting of the EURO STOXX 50® Index, the FTSE® 100 Index

and the TOPIX® Index and Related Currencies due August 29, 2012

Global Medium-Term Notes, Series A

General

•      The Notes are designed for investors who seek at maturity a return of two times the appreciation of a weighted basket of three buffered return enhanced components, each of which is subject to a different maximum return as described below, consisting of: the EURO STOXX 50® Index and the U.S. dollar per euro exchange rate; the FTSE® 100 Index and the U.S. dollar per British pound exchange rate; and the TOPIX® Index and the U.S. dollar per Japanese yen exchange rate.  Investors should be willing to forgo interest and dividend payments and, if one or more of the basket components declines by more than 10%, be willing to lose some or all of their principal.

•      Senior unsecured obligations of Barclays Bank PLC maturing August 29, 2012†.

•      Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.

•      The Notes are expected to price on or about August 12, 2011†† (the “pricing date”) and are expected to be issued on or about August 17, 2011†† (the “issue date”).

Key Terms	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
Issuer:	Barclays Bank PLC
Reference Asset:

A weighted basket comprised of three buffered return enhanced components (each, a “basket component”, and together, the “basket components”), each linked to an equity index (each a “component underlying”, and together, the “component underlyings”) and the spot exchange rate of the related currency (each, a “component currency”, and together, the “component currencies”), weighted as indicated:

	Component Underlying	Component Weighting	Maximum Return*	Initial Underlying Level	Component Currency	Initial Spot Rate
	EURO STOXX 50® Index	53.00%	27.28%		euro (“EURUSD”)
	FTSE® 100 Index	24.00%	19.36%		British pound (“GBPUSD”)
	TOPIX® Index	23.00%	6.10%		Japanese yen (“JPYUSD”)

* The actual maximum return for each basket component will be set on the pricing date and will not be less than the applicable percentage set forth in the table above.  The maximum payment at maturity, based on the percentages set forth above, is $1,205.00 per $1,000 principal amount of Notes.

Currency of the Issue:	U.S. dollars
Upside Leverage Factor:	2
Downside Leverage Factor:	1.1111
Buffer Percentage:	10%
Payment at Maturity:

The amount you will receive at maturity is based on the basket return, which in turn is based on the performance of the basket components.  The payment at maturity for each $1,000 principal amount of Notes will be calculated as follows:

•                   if the component return for any basket component is less than its maximum return, an amount per $1,000 principal amount of Notes equal to the result of  $1,000 + ($1,000 x Basket Return); and

•                   if the component return for each basket component is equal to its respective maximum return, an amount per $1,000 principal amount of Notes equal to $1,205.00.

Basket Return:	The basket return will equal the sum of the products of (a) the component return of each basket component times (b) the component weighting for such basket component.
Component Return:	With respect to each basket component, the component return will be calculated as follows:
	If the result of (averaged return - 1) is:			Then the component return will equal:
	greater than or equal to zero			the lesser of (a) the result of (averaged return - 1) x upside leverage factor and (b) the maximum return
	less than zero but greater than or equal to -10%			Zero
	less than -10%			the result of ((averaged return - 1) + buffer percentage) x downside leverage factor

If the result of the averaged return minus one for one or more of the basket components is less than -10%, your return on the Notes at maturity may be adversely affected, and you may lose some or all of your investment at maturity.

Averaged Return:	With respect to each basket component, the arithmetic average of the product of (a) the underlying return times (b) the currency return, as calculated on each of the five averaging dates.
Underlying Return:

With respect to each component underlying and for each averaging date, the performance of such component underlying from its initial underlying level to its final underlying level, calculated as follows:

final underlying level
initial underlying level

Initial Underlying Level:

With respect to each component underlying, the closing level of such component underlying on the pricing date.  The initial underlying level for each component underlying will be set forth in the table above under the heading “Reference Asset.”

Final Underlying Level:	With respect to each component underlying and for each averaging date, the closing level of such component underlying on such averaging date.
Currency Return:

With respect to each component currency and for each averaging date, the performance of such component currency from its initial spot rate to its final spot rate, calculated as follows:

final spot rate
initial spot rate

Spot Rate:	With respect to each component currency on any day, the spot rate will be the currency exchange rate determined by the calculation agent as described below under “Description of the Reference Asset.”
Initial Spot Rate:

With respect to each component currency, the spot rate of such component currency on the pricing date.  The initial spot rate for each component currency will be set forth in the table above under the heading “Reference Asset.”

Final Spot Rate:	With respect to each component currency and for each averaging date, the spot rate for such component currency on such averaging date.
Averaging Dates:	August 20, 2012†, August 21, 2012†, August 22, 2012†, August 23, 2012† and August 24, 2012† (each, an “averaging date” and August 24, 2012, the “final averaging date”).
Maturity Date:	August 29, 2012†
Calculation Agent:	Barclays Bank PLC
CUSIP/ISIN:	06738KRW3/US06738KRW35

†          Subject to postponement in the event of a market disruption event as described under “Reference Assets–Indices–Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities”, “Reference Assets–Currency Exchange Rates–Market Disruption Events Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” and “Reference Assets–Baskets–Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the accompanying prospectus supplement.

††                Expected.  In the event we make any change to the expected pricing date and issue date, the averaging dates and maturity date will be changed so that the stated term of the Notes remains the same.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement, “Risk Factors” beginning on page IS-2 of the index supplement and “Selected Risk Considerations” beginning on page FWP-8 of this free writing prospectus.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public[1]	Agent’s Commission	Proceeds to Barclays Bank PLC
Per Note	100%	%	%
Total	$	$	$

1                     The price to the public for any single purchase by an investor in certain trust accounts, who is not being charged the full selling concession or fee by other dealers of approximately    %, is    %.  The price to the public for all other purchases of Notes is 100%.

The Notes are not bank deposits and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.  The Notes are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

JPMorgan Placement Agent

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus dated August 31, 2010, the prospectus supplement dated May 27, 2011, the index supplement dated May 31, 2011, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering.  Buyers should rely upon the prospectus, prospectus supplement, index supplement and any relevant free writing prospectus or pricing supplement for complete details.  You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, index supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430).  A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue —Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this free writing prospectus.  We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance.  In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this free writing prospectus together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 and the index supplement dated May 31, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•                  Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

•                  Index Supplement dated May 31, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511154632/d424b3.htm

Our SEC file number is 1-10257.  As used in this free writing prospectus, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate the payment at maturity for a $1,000 principal amount Note under various hypothetical performance scenarios for the basket components, assuming the maximum return for each basket component set forth on the cover page of this free writing prospectus.  The underlying returns, currency returns, averaged returns and component returns set forth below are expressed as percentages.  The underlying returns and currency returns in the examples below are provided for each of the five averaging days, as indicated in the far left column of each chart.  The hypothetical payment at maturity calculations set forth below are for illustrative purposes only.  The actual payment at maturity applicable to a purchaser of the Notes will be based on the arithmetic average of the closing levels for each component underlying and the spot rates of each of the component currencies on each of the averaging dates.  You should carefully consider whether the Notes are suitable to your investment goals.  The numbers appearing in the following scenarios have been rounded for ease of analysis.  The EURO STOXX 50® Index / EURUSD component is referred to as the “STOXX-EUR Component”, the FTSE® 100 Index / GBPUSD component is referred to as the “FTSE-GBP Component” and the TOPIX® Index / JPYUSD Component is referred to as the “TOPIX-JPY Component.”

Example 1: The underlying return for each component underlying is approximately 110% on each of the averaging dates, indicating that each component underlying has appreciated by approximately 10% from its initial underlying level to its final underlying level on each averaging date, and the currency return for each component currency is approximately 100% on each of the averaging dates, indicating that the initial spot rate for each currency component is approximately the same as the final spot rate for such currency component on each of the averaging dates.

Component Underlying	EURO STOXX 50® Index	FTSE® 100 Index	TOPIX® Index
Component Currency	EURUSD	GBPUSD	JPYUSD
Component Weighting	53.00%	24.00%	23.00%
Maximum Return	27.28%	19.36%	6.10%
Underlying Return (“UR”) (1)	109.90%	109.70%	110.20%
Currency Return (“CR”) (1)	99.80%	99.95%	99.90%
Underlying Return (2)	110.10%	110.30%	109.80%
Currency Return (2)	100.20%	100.00%	100.10%
Underlying Return (3)	110.20%	109.80%	110.10%
Currency Return (3)	100.00%	99.96%	100.00%
Underlying Return (4)	109.80%	110.19%	109.90%
Currency Return (4)	100.00%	99.95%	99.70%
Underlying Return (5)	110.00%	110.20%	110.00%
Currency Return (5)	100.00%	99.98%	100.30%
Averaged Return Calculation	[(UR1xCR1) + (UR2xCR2) + (UR3xCR3) + (UR4xCR4) + (UR5xCR5)]/5
Averaged Return	110.00%	110.00%	110.00%
Averaged Return – 1	10.00%	10.00%	10.00%
Component Return	20.00%	19.36%	6.10%
Basket Return	(20.00% x 53.00%) + (19.36% x 24.00%) + (6.10 % x 23.00%) = 16.6495%
Payment at Maturity	$1,000 + ($1,000 x 16.6495%) = $1,166.49

Because the result of the averaged return minus one for each basket component is greater than zero, the component return for each basket component is calculated as the lesser of:

(a) the result of (averaged return — 1) x upside leverage factor; and

(b) the maximum return.

As a result, the component returns are 20.00% for the STOXX-EUR Component, 19.36% for the FTSE-GBP Component (the maximum return) and 6.10% for the TOPIX-JPY Component (the maximum return).  In this example, the basket return and payment at maturity are calculated as follows:

Basket Return	=	(STOXX-EUR Component Return x STOXX-EUR Component weighting) + (FTSE-GBP Component Return x FTSE-GBP Component weighting) + (TOPIX-JPY Component Return x TOPIX-JPY Component weighting)
	=	(20.00% x 53.00%) + (19.36% x 24.00%) + (6.10 % x 23.00%)
	=	16.6495%
Payment at Maturity	=	$1,000 + ($1,000 x basket return)
	=	$1,000 + ($1,000 x 16.6495%)
	=	$1,166.49

Example 2: The underlying return for each component underlying is approximately 100% on each of the averaging dates, indicating that the final underlying level for each component underlying is approximately the same as its initial underlying level on each of the averaging dates.  The currency return is approximately 110% for the EURUSD, approximately 105% for the GBPUSD and approximately 102.50% for the JPYUSD, in each case on each of the averaging dates, indicating that each of the euro, British pound and Japanese yen has strengthened against the U.S. dollar such that the final spot rate for each such component currency has appreciated from its initial spot rate by approximately 10%, approximately 5% and approximately 2.50%, respectively on each of the averaging dates.

FWP-1

Component Underlying	EURO STOXX 50® Index	FTSE® 100 Index	TOPIX® Index
Component Currency	EURUSD	GBPUSD	JPYUSD
Component Weighting	53.00%	24.00%	23.00%
Maximum Return	27.28%	19.36%	6.10%
Underlying Return (“UR”) (1)	99.80%	100.20%	99.80%
Currency Return (“CR”) (1)	110.00%	104.90%	102.60%
Underlying Return (2)	100.20%	99.80%	100.20%
Currency Return (2)	110.00%	105.10%	102.40%
Underlying Return (3)	100.30%	100.30%	99.60%
Currency Return (3)	110.00%	104.80%	102.80%
Underlying Return (4)	99.70%	99.70%	100.40%
Currency Return (4)	110.00%	105.20%	102.20%
Underlying Return (5)	100.05%	100.00%	100.00%
Currency Return (5)	109.97%	105.00%	102.50%
Averaged Return Calculation	[(UR1xCR1) + (UR2xCR2) + (UR3xCR3) + (UR4xCR4) + (UR5xCR5)]/5
Averaged Return	110.00%	105.00%	102.50%
Averaged Return – 1	10.00%	5.00%	2.50%
Component Return	20.00%	10.00%	5.00%
Basket Return	(20.00% x 53.00%) + (10.00% x 24.00%) + (5.00 % x 23.00%) = 14.1496%
Payment at Maturity	$1,000 + ($1,000 x 14.1496%) = $1,141.50

Because the result of the averaged return minus one for each basket component is greater than zero, the component return for each basket component is calculated as the lesser of:

(a) the result of (averaged return— 1) x upside leverage factor; and

(b) the maximum return.

As a result, the component returns are 20.00% for STOXX-EUR Component, 10.00% for the FTSE-GBP Return and 5.00% for the TOPIX-JPY Component.  In this example, the basket return and payment at maturity are calculated as follows:

Basket Return	=	(STOXX-EUR Component Return x STOXX-EUR Component weighting) + (FTSE-GBP Component Return x FTSE-GBP Component weighting) + (TOPIX-JPY Component Return x TOPIX-JPY Component weighting)
	=	(20.00% x 53.00%) + (10.00% x 24.00%) + (5.00 % x 23.00%)
	=	14.1496%
Payment at Maturity	=	$1,000 + ($1,000 x basket return)
	=	$1,000 + ($1,000 x 14.1496%)
	=	$1,141.50

Example 3: The underlying return for each component underlying is approximately 110%, indicating that each component underlying has appreciated by approximately 10% from its initial underlying level to its final underlying level on each of the averaging dates, and the currency return for each component currency is approximately 110%, indicating that each component currency has strengthened against the U.S. dollar such that the final spot rate for each component currency has appreciated from its initial spot rate by approximately 10% on each of the averaging dates.

Component Underlying	EURO STOXX 50® Index	FTSE® 100 Index	TOPIX® Index
Component Currency	EURUSD	GBPUSD	JPYUSD
Component Weighting	53.00%	24.00%	23.00%
Maximum Return	27.28%	19.36%	6.10%
Underlying Return (“UR”) (1)	109.80%	110.20%	110.00%
Currency Return (“CR”) (1)	110.20%	109.80%	109.80%
Underlying Return (2)	110.00%	109.70%	110.20%
Currency Return (2)	110.00%	110.30%	110.20%
Underlying Return (3)	109.70%	110.00%	109.80%
Currency Return (3)	110.30%	110.00%	109.90%
Underlying Return (4)	110.40%	109.60%	110.40%
Currency Return (4)	109.60%	110.40%	110.10%
Underlying Return (5)	110.00%	110.00%	109.60%
Currency Return (5)	110.00%	110.00%	110.00%
Averaged Return Calculation	[(UR1xCR1) + (UR2xCR2) + (UR3xCR3) + (UR4xCR4) + (UR5xCR5)]/5
Averaged Return	121.00%	121.00%	121.00%
Averaged Return – 1	21.00%	21.00%	21.00%
Component Return	27.28%	19.36%	6.10%

FWP-2

Because the component return for each of the basket components is equal to its respective maximum return, the payment at maturity will equal $1,205.00.

Example 4: The underlying return is approximately 110% for the EURO STOXX 50® Index and approximately 90% for each of the FTSE® 100 Index and the TOPIX® Index, in each case on each of the averaging dates, indicating that although the final underlying level of the EURO STOXX 50® Index has appreciated by approximately 10% from its initial underlying level, the final underlying levels of each of the FTSE® 100 Index and the TOPIX® Index have declined by approximately 10% from their respective initial underlying levels, in each case on each of the averaging dates.  The currency return is approximately 110% for the EURUSD and approximately 90% for each of the GBPUSD and JPYUSD, in each case on each of the averaging dates, indicating that the euro has strengthened against the U.S. dollar such that the final spot rate for the EURUSD has appreciated from its initial spot rate by approximately 10% on each of the averaging dates, while the British pound and Japanese yen have weakened against the U.S. dollar such that the final spot rate for each such component currency has declined from its initial spot rate by approximately 10% on each of the averaging dates.

Component Underlying	EURO STOXX 50® Index	FTSE® 100 Index	TOPIX® Index
Component Currency	EURUSD	GBPUSD	JPYUSD
Component Weighting	53.00%	24.00%	23.00%
Maximum Return	27.28%	19.36%	6.10%
Underlying Return (“UR”) (1)	110.00%	90.00%	90.00%
Currency Return (“CR”) (1)	110.00%	90.00%	90.00%
Underlying Return (2)	110.05%	89.50%	90.25%
Currency Return (2)	110.10%	89.90%	90.25%
Underlying Return (3)	109.95%	90.50%	89.75%
Currency Return (3)	109.90%	90.10%	89.75%
Underlying Return (4)	110.10%	89.90%	90.10%
Currency Return (4)	110.25%	90.15%	90.15%
Underlying Return (5)	109.90%	90.10%	89.90%
Currency Return (5)	109.75%	89.85%	89.85%
Averaged Return Calculation	[(UR1xCR1) + (UR2xCR2) + (UR3xCR3) + (UR4xCR4) + (UR5xCR5)]/5
Averaged Return	121.00%	81.00%	81.00%
Averaged Return – 1	21.00%	-19.00%	-19.00%
Component Return	27.28%	-10.00%	-10.00%
Basket Return	(27.28% x 53.00%) + (-10.00% x 24.00%) + (-10.00% x 23.00%) = 9.7585%
Payment at Maturity	$1,000 + ($1,000 x 9.7585%) = $1,097.59

Because the result of the averaged return minus one for the STOXX-EUR Component is greater than zero, the component return for such basket component is calculated as the lesser of:

(a) the result of (averaged return– 1) x upside leverage factor; and

(b) the maximum return.

Because the result of the averaged return minus one for each of the FTSE-GBP Component and the TOPIX-JPY Component is less than -10.00%, the component return for each such basket component is calculated as:

((averaged return – 1) + buffer percentage) x downside leverage factor.

As a result, the component returns are 27.28% for the STOXX-EUR Component (the maximum return), -10.00% for the FTSE-GBP Return and -10.00% for the TOPIX-JPY Component.  In this example, the basket return and payment at maturity are calculated as follows:

Basket Return	=	(STOXX-EUR Component Return x STOXX-EUR Component weighting) + (FTSE-GBP Component Return x FTSE-GBP Component weighting) + (TOPIX-JPY Component Return x TOPIX-JPY Component weighting)
	=	(27.28% x 53.00%) + (-10.00% x 24.00%) + (-10.00% x 23.00%)
	=	9.7585%
Payment at Maturity	=	$1,000 + ($1,000 x basket return)
	=	$1,000 + ($1,000 x 9.7585%)
	=	$1,097.59

Example 5: The underlying return for each component underlying is approximately 95% on each of the averaging dates, indicating that each component underlying has declined by approximately 5% from its initial underlying level to its final underlying level on each of the averaging dates, and the currency return for each component currency is approximately 95%, indicating that each component currency has weakened against the U.S. dollar such that the final spot rate for each component currency has declined from its initial spot rate by approximately 5% on each of the averaging dates.

Component Underlying	EURO STOXX 50® Index	FTSE® 100 Index	TOPIX® Index
Component Currency	EURUSD	GBPUSD	JPYUSD
Component Weighting	53.00%	24.00%	23.00%

FWP-3

Maximum Return	27.28%	19.36%	6.10%
Underlying Return (“UR”) (1)	95.00%	95.00%	95.00%
Currency Return (“CR”) (1)	95.00%	95.00%	95.00%
Underlying Return (2)	94.90%	95.25%	94.85%
Currency Return (2)	94.75%	94.90%	94.60%
Underlying Return (3)	95.10%	94.75%	95.15%
Currency Return (3)	95.25%	95.10%	95.40%
Underlying Return (4)	94.80%	95.15%	95.25%
Currency Return (4)	94.80%	95.00%	95.10%
Underlying Return (5)	95.20%	94.85%	94.75%
Currency Return (5)	95.20%	95.00%	94.90%
Averaged Return Calculation	[(UR1xCR1) + (UR2xCR2) + (UR3xCR3) + (UR4xCR4) + (UR5xCR5)]/5
Averaged Return	90.25%	90.25%	90.25%
Averaged Return – 1	-9.75%	-9.75%	-9.75%
Component Return	0.00%	0.00%	0.00%
Basket Return	(0.00% x 53.00%) + (0.00% x 24.00%) + (0.00 % x 23.00%) = 0.00%
Payment at Maturity	$1,000 + ($1,000 x 0.00%) = $1,000.00

Because the result of the averaged return minus one for each basket component is less than zero but greater than -10.00%, the component return for each basket component will be zero and the payment at maturity is calculated as follows:

Basket Return	=	(STOXX-EUR Component Return x STOXX-EUR Component weighting) + (FTSE-GBP Component Return x FTSE-GBP Component weighting) + (TOPIX-JPY Component Return x TOPIX-JPY Component weighting)
	=	(0.00% x 53.00%) + (0.00% x 24.00%) + (0.00 % x 23.00%)
	=	0.00%
Payment at Maturity	=	$1,000 + ($1,000 x basket return)
	=	$1,000 + ($1,000 x 0.00%)
	=	$1,000.00

Example 6: The underlying return is approximately 85% for the EURO STOXX 50® Index and approximately 110% for each of the FTSE® 100 Index and the TOPIX® Index, in each case on each of the averaging dates, indicating that although the final underlying level of the EURO STOXX 50® Index has declined by approximately 15% from its initial underlying level on each of the averaging dates, the final underlying levels of each of the FTSE® 100 Index and the TOPIX® Index have appreciated by approximately 10% from their respective initial underlying levels on each of the averaging dates.  The currency return is approximately 90% for the EURUSD and approximately 105% for each of the GBPUSD and JPYUSD, in each case on each of the averaging dates, indicating that the euro has weakened against the U.S. dollar such that the final spot rate for the EURUSD has declined from its initial spot rate by approximately 10% on each of the averaging dates, while the British pound and Japanese yen have strengthened against the U.S. dollar such that the final spot rate for each such component currency has appreciated from its initial spot rate by approximately 5% on each of the averaging dates.

Component Underlying	EURO STOXX 50® Index	FTSE® 100 Index	TOPIX® Index
Component Currency	EURUSD	GBPUSD	JPYUSD
Component Weighting	53.00%	24.00%	23.00%
Maximum Return	27.28%	19.36%	6.10%
Underlying Return (“UR”) (1)	85.00%	110.00%	110.00%
Currency Return (“CR”) (1)	90.00%	105.00%	105.00%
Underlying Return (2)	85.10%	110.10%	109.90%
Currency Return (2)	90.25%	105.10%	105.10%
Underlying Return (3)	84.90%	109.90%	110.10%
Currency Return (3)	89.75%	104.90%	104.90%
Underlying Return (4)	85.30%	110.20%	109.70%
Currency Return (4)	90.10%	104.80%	105.25%
Underlying Return (5)	84.70%	109.80%	110.30%
Currency Return (5)	89.90%	105.20%	104.75%
Averaged Return Calculation	[(UR1xCR1) + (UR2xCR2) + (UR3xCR3) + (UR4xCR4) + (UR5xCR5)]/5
Averaged Return	76.50%	115.50%	115.50%
Averaged Return – 1	-23.50%	15.50%	15.50%
Component Return	-15.00%	19.36%	6.10%
Basket Return	(-15.00% x 53.00%) + (19.36% x 24.00%) + (6.10%x 23.00%) = -1.9005%
Payment at Maturity	$1,000 + ($1,000 x -1.9005%) = $981.00

Because the result of the averaged return minus one for the STOXX-EUR Component is less than -10.00%, the component return for such basket component is calculated as:

((averaged return – 1) + buffer percentage) x downside leverage factor.

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Because the result of the averaged return minus one for each of the FTSE-GBP Component and the TOPIX-JPY Component Return is greater than zero, the component return for each such basket component is calculated as the lesser of:

(a) the result of (averaged return – 1) x upside leverage factor; and

(b) the maximum return.

As a result, the component returns are -15.00% for the STOXX-EUR Component, 19.36% for the FTSE-GBP Component (the maximum return) and 6.10% for the TOPIX-JPY Component (the maximum return).  In this example, the basket return and payment at maturity are calculated as follows:

Basket Return	=	(STOXX-EUR Component Return x STOXX-EUR Component weighting) + (FTSE-GBP Component Return x FTSE-GBP Component weighting) + (TOPIX-JPY Component Return x TOPIX-JPY Component weighting)
	=	(-15.00% x 53.00%) + (19.36% x 24.00%) + (6.10% x 23.00%)
	=	-1.9005%
Payment at Maturity	=	$1,000 + ($1,000 x basket return)
	=	$1,000 + ($1,000 x -1.9005%)
	=	$981.00

Example 7: The underlying return is approximately 105% for the EURO STOXX 50® Index, approximately 110% for the FTSE® 100 Index and approximately 110% for the TOPIX® Index, in each case on each of the averaging dates, indicating that the EURO STOXX 50® Index has appreciated by approximately 5% and each of the FTSE® 100 Index and the TOPIX® Index has appreciated by approximately 10%, each from its initial underlying level to its final underlying level on each of the averaging dates.  The currency return is approximately 80% for the EURUSD, approximately 85% for the GBPUSD and approximately 70% for the JPYUSD, indicating that the euro, the British pound and the Japanese yen have weakened against the U.S. dollar such that the final spot rate for each such component currency has declined from its initial spot rate by approximately 20%, 15% and 30%, respectively, in each case on each of the averaging dates.

Component Underlying	EURO STOXX 50® Index	FTSE® 100 Index	TOPIX® Index
Component Currency	EURUSD	GBPUSD	JPYUSD
Component Weighting	53.00%	24.00%	23.00%
Maximum Return	27.28%	19.36%	6.10%
Underlying Return (“UR”) (1)	105.00%	110.00%	110.00%
Currency Return (“CR”) (1)	80.00%	85.00%	70.00%
Underlying Return (2)	105.10%	110.10%	110.20%
Currency Return (2)	79.90%	85.05%	70.10%
Underlying Return (3)	104.90%	109.90%	109.80%
Currency Return (3)	80.10%	84.95%	69.90%
Underlying Return (4)	105.20%	110.20%	110.05%
Currency Return (4)	79.75%	84.90%	70.05%
Underlying Return (5)	104.80%	109.80%	109.95%
Currency Return (5)	80.25%	85.10%	69.95%
Averaged Return Calculation	[(UR1xCR1) + (UR2xCR2) + (UR3xCR3) + (UR4xCR4) + (UR5xCR5)]/5
Averaged Return	84.00%	93.50%	77.00%
Averaged Return – 1	-16.00%	-6.50%	-23.00%
Component Return	-6.67%	0.00%	-14.44%
Basket Return	(-6.67% x 53.00%) + (0.00% x 24.00%) + (-14.44% x 23.00%) = -6.8557%
Payment at Maturity	$1,000 + ($1,000 x -6.8557%) = $931.44

Because the result of the averaged return minus one for the each of the STOXX-EUR Component and the TOPIX-JPY Component is less than -10.00%, the component return for each such basket component is calculated as:

((averaged return – 1) + buffer percentage) x downside leverage factor.

Because the result of the averaged return minus one for the FTSE-GBP Component is less than 0.00% but greater than -10.00%, the component return for such basket component is zero.

As a result, the component returns are -6.67% for the STOXX-EUR Component, 0.00% for the FTSE-GBP Component and -14.44% for the TOPIX-JPY Component.  In this example, the basket return and payment at maturity are calculated as follows:

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Basket Return	=	(STOXX-EUR Component Return x STOXX-EUR Component weighting) + (FTSE-GBP Component Return x FTSE-GBP Component weighting) + (TOPIX-JPY Component Return x TOPIX-JPY Component weighting)
	=	(-6.67% x 53.00%) + (0.00% x 24.00%) + (-14.44% x 23.00%)
	=	-6.8557%
Payment at Maturity	=	$1,000 + ($1,000 x basket return)
	=	$1,000 + ($1,000 x -6.8557%)
	=	$931.44

Example 8: The underlying return is approximately 80% for the EURO STOXX 50® Index, approximately 70% for the FTSE® 100 Index and approximately 90% for the TOPIX® Index, in each case on each of the averaging dates, indicating that the EURO STOXX 50® Index has declined by approximately 20%, the FTSE® 100 Index has declined by approximately 30% and the TOPIX® Index has declined by approximately 10%, each from its initial underlying level to its final underlying level on each of the averaging dates.  The currency return is approximately 90% for each of the EURUSD and GBPUSD and approximately 95% for the JPYUSD, in each case on each of the averaging dates, indicating that the euro and the British pound have weakened against the U.S. dollar such that the final spot rate for each such component currency has declined from its initial spot rate by approximately 10% on each of the averaging dates, while the Japanese yen has weakened against the U.S. dollar such that the final spot rate has declined from its initial spot rate by approximately 5% on each of the averaging dates.

Component Underlying	EURO STOXX 50® Index	FTSE® 100 Index	TOPIX® Index
Component Currency	EURUSD	GBPUSD	JPYUSD
Component Weighting	53.00%	24.00%	23.00%
Maximum Return	27.28%	19.36%	6.10%
Underlying Return (“UR”) (1)”	80.00%	70.00%	90.00%
Currency Return (“CR”) (1)	90.00%	90.00%	95.00%
Underlying Return (2)	79.90%	68.00%	88.00%
Currency Return (2)	90.10%	90.20%	95.10%
Underlying Return (3)	80.10%	72.00%	92.00%
Currency Return (3)	89.90%	89.80%	94.90%
Underlying Return (4)	79.60%	66.00%	86.00%
Currency Return (4)	89.60%	89.80%	94.90%
Underlying Return (5)	80.40%	74.00%	94.00%
Currency Return (5)	90.40%	90.20%	95.10%
Averaged Return Calculation	[(UR1xCR1) + (UR2xCR2) + (UR3xCR3) + (UR4xCR4) + (UR5xCR5)]/5
Averaged Return	72.00%	63.00%	85.50%
Averaged Return – 1	-28.00%	-37.00%	-14.50%
Component Return	-20.00%	-30.00%	-5.00%
Basket Return	(-20.00% x 53.00%) + (-30.00% x 24.00%) + (-5.00% x 23.00%) = -18.9490%
Payment at Maturity	$1,000 + ($1,000 x -18.9490%) = $810.51

Because the result of the averaged return minus one for the each basket component is less than -10.00%, the component return for each basket component is calculated as:

((averaged return – 1) + buffer percentage) x downside leverage factor.

As a result, the component returns are -20.00% for the STOXX-EUR Component, -30.00% for the FTSE-GBP Component and -5.00% for the TOPIX-JPY Component.  In this example, the basket return and payment at maturity are calculated as follows:

Basket Return	=	(STOXX-EUR Component Return x STOXX-EUR Component weighting) + (FTSE-GBP Component Return x FTSE-GBP Component weighting) + (TOPIX-JPY Component Return x TOPIX-JPY Component weighting)
	=	(-20.00% x 53.00%) + (-30.00% x 24.00%) + (-5.00% x 23.00%)
	=	-18.9490%
Payment at Maturity	=	$1,000 + ($1,000 x basket return)
	=	$1,000 + ($1,000 x -18.9490%)
	=	$810.51

Selected Purchase Considerations

•                  Market Disruption Events and Adjustments—The averaging dates, maturity date, payment at maturity and the reference asset are subject to adjustment as described in the following sections of the accompanying prospectus supplement:

o                 For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities”, “Reference Assets—Currency Exchange Rates—Market Disruption Events Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates”

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and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof ”; and

o                 For a description of further adjustments that may affect one or more basket components, one or more component underlyings, one or more component currencies or the reference asset, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices”, “Reference Assets—Currency Exchange Rates—Adjustments Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” and “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket.”

•                  Appreciation Potential—The Notes provide the opportunity to enhanced returns by multiplying positive returns for each basket component, as measured by the averaged return formula set forth on the cover of this free writing prospectus, by two, up to the maximum return of 27.28% for the STOXX-EUR Component, 19.36% for the FTSE-GBP Component and 6.10% for the TOPIX-JPY Component.  Accordingly, your maximum payment at maturity is $1,205.00 for every $1,000 principal amount of Notes.  The actual maximum return on each basket component will be set on the pricing date and will not be less than 27.28% for the STOXX-EUR Component, 19.36% for the FTSE-GBP Component and 6.10% for the TOPIX-JPY Component.

•                  Limited Protection Against Loss—Payment at maturity of the principal amount of the Notes is protected against a decline in the value of each basket component of up to 10.00%.  If the result of the averaged return minus one for any basket component is less than -10.00%, for every 1.00% that such amount is less than -10.00%, the component return for such basket component will be reduced by 1.1111%.  Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Selected Risk Considerations—Credit of Issuer” in this free writing prospectus.

•                  Diversification Among the Basket Components—The return on the Notes is linked to a weighted basket consisting of three buffered return enhanced basket components.  Each basket component is linked to an international index, each of which we refer to as a component underlying, and the spot exchange rate of a related currency, each of which we refer to as a component currency, against the U.S. dollar.  The component underlyings are the EURO STOXX 50® Index, the FTSE® 100 Index and the TOPIX® Index and the related component currencies are the euro, British pound and Japanese yen, respectively, each currency relative to the U.S. dollar.  Because the basket component linked to the STOXX-EUR Component makes up 53% of the weighted basket, the market value of your notes and your payment at maturity may depend significantly on the performance of the EURO STOXX 50® Index and its related currency, the euro.  For additional information about each component underlying or component currency, see the information set forth below under the heading “Description of the Reference Asset.”

•                  Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below.  The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.  As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below.  Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the basket components.  If your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes.  Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above.  This opinion assumes that the description of the terms of the Notes in this free writing prospectus is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.  Other alternative treatments for your Notes may also be possible under current law.  For example, because the performance of the basket components takes into account the return of the component currencies in which the stocks that comprise the component underlyings are denominated, it is possible that the Internal Revenue Service could assert that your Notes should be subject to Section 988 of the Internal Revenue Code. If Section 988 were to apply to your Notes, it is possible that all or a portion of any gain or loss that you recognize upon the sale or maturity of your Notes could be treated as ordinary gain or loss.  If any gain or loss that you recognize with respect to the Notes is treated as ordinary gain or loss

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because of the application of Section 988, you may be able to make an election to treat such gain or loss as capital gain or loss.  This election generally must be made on the first day that you acquire your Notes.  You should consult your own tax advisor as to the availability and effect of such election.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.  For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this free writing prospectus.

“Specified Foreign Financial Asset” Reporting.  Under legislation enacted in 2010, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file an information report with respect to such assets with their tax returns.  “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions:  (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities.  The Internal Revenue Service has suspended this filing requirement for tax returns that are filed before it issues the form on which to report the relevant information.  However, once the Internal Revenue Service issues the form, taxpayers that were not required to report in prior years because of the suspension will nevertheless be required to report the relevant information for such prior years on such form.  Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the basket components, the component underlyings, the component currencies or any of the component stocks of the component underlyings.  These risks are explained in more detail in the “Risk Factors” sections of the prospectus supplement and the index supplement, including but not limited to the risk factors discussed under the following headings in the prospectus supplement:

o                 “Risk Factors—Risks Relating to All Securities”;

o                 “Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

o                 “Risk Factors—Additional Risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”;

o                 “Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

o                 “Risk Factors—Additional Risks Relating to Securities Based on a Basket Comprised of More Than One Reference Asset”;

o                 “Risk Factors—Additional Risks Relating to Securities with Reference Assets that are Currencies, an Index Containing Currencies, Shares or Other Interests in an Exchange-Traded Fund Invested in Currencies or Based in Part on Currencies”; and

o                 “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”.

In addition to the risks discussed under the headings above, you should consider the following:

•                  Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal.  The return on the Notes at maturity is linked to the performance of the basket components and will depend on whether, and the extent to which, the basket return is positive or negative.  Your investment will be exposed on a leveraged basis to any decline in the level of a basket component if the result of the averaged return minus one for any basket component is below the 10% buffer percentage.  In particular, if any component underlying declines in value from its initial underlying level to its final underlying level on any averaging date, your return on the Notes could be adversely affected.  Similarly, if the U.S. dollar appreciates in value relative to any of the euro, British pound or Japanese yen such that the final spot rate of one or more component currencies is less than the initial spot rate for such component currency on any averaging date, your return on the Notes could be adversely affected.

•                  The Component Return for Each Basket Component Is Limited to the Applicable Maximum Return—The component return for each basket component will not exceed a predetermined percentage, regardless of the appreciation, which may be significant, in the component underlying or component currency comprising such basket component.  We refer to this percentage for each basket component as the maximum return for such basket component, which will be set on the pricing date and will not be less than 27.28% for the STOXX-EUR Component, 19.36% for the FTSE-GBP Component and 6.10% for the TOPIX-JPY Component.  Assuming the maximum return for each basket component is equal to the applicable

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percentage set forth in the immediately preceding sentence, your payment at maturity will not exceed $1,205.00 per $1,000 principal amount of Notes.

•                  Notes Bullish on the euro, the British pound and the Japanese yen relative to the U.S. dollar—If the euro, the British pound or the Japanese yen depreciates in value relative to the U.S. dollar over the term of the Notes, the payment at maturity, and therefore the market value of the Notes, will be adversely affected.

•                  Changes in the Values of the Component Underlyings or Component Currencies May Offset Each Other—Movements in the component underlyings and/or the component currencies may not correlate with each other. At a time when the level of one or more of the component underlyings or component currencies increases, the level of one or more of the other component underlyings or component currencies may not increase as much or may even decline. Therefore, in calculating the basket return, increases in the level of one or more of the component underlyings or component currencies may be moderated, or more than offset, by lesser increases or declines in the level of one or more of the other component underlyings or component currencies. This effect is further amplified by the differing weights of the basket components.

•                  No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the component underlyings would have.

•                  Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates.  As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•                  Credit of Issuer — The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due.  In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•                  Lack of Liquidity—The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•                  Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•                  Suitability of the Notes for Investment—You should reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this free writing prospectus, the index supplement, the prospectus supplement, and the prospectus. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

•                  Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above.  As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes could be treated as ordinary income.  The outcome of this process is uncertain and could apply on a retroactive basis.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•                  Non-U.S. Securities Markets Risks—The component stocks of the component underlyings are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to such indices, which may have an adverse effect on the Notes. Also, the public availability of information concerning the issuers of the component stocks of the component underlyings will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of such component stocks may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

•                  The Payment at Maturity of Your Notes is Not Based on the Levels of the Basket Components at Any Time Other than the Averaging Dates —The basket return will be based solely on the closing levels of the component underlyings and the spot rates of the component currencies as of the five averaging dates (subject to adjustments as described in the prospectus supplement). Therefore, if the level of one or more of the component underlyings or component currencies drops precipitously on any of the averaging dates, the payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had the payment at maturity been linked to the levels of the component

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underlyings and component currencies at a time prior to such drop. Although the levels of one or more of the component underlyings or component currencies on the maturity date or at other times during the term of your Notes may be higher than such levels on the averaging dates, you will not benefit from the levels of the component underlyings or component currencies at any time other than the averaging dates.

•                  Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the level of the component underlyings and the spot rates of the component currencies on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o                 the expected volatility of the component underlyings and component currencies;

o                 the time to maturity of the Notes;

o                 the dividend rate on the common stocks underlying the component underlyings;

o                 interest and yield rates in the market generally;

o                 a variety of economic, financial, political, regulatory or judicial events;

o                 the exchange rate and the volatility of the exchange rates between the U.S. dollar and the component currencies; and

o                 our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Description of the Reference Asset

The return on the Notes is linked to a weighted basket consisting of the three indices and three currency exchange rates described below.

The EURO STOXX 50® Index is composed of 50 European blue-chip companies from within the Eurozone of the STOXX 600 Supersector indices.  For additional information about the EURO STOXX 50® Index, see the information set forth under “Non-Proprietary Indices—Equity Indices—EURO STOXX 50® Index” in the index supplement.  The FTSE® 100 Index is a free float-adjusted, market capitalization-weighted index of the 100 largest U.K.-domiciled blue-chip companies traded on the London Stock Exchange.  For additional information about the FTSE® 100 Index, see the information set forth under “Non-Proprietary Indices—Equity Indices— FTSE® 100 Index” in the index supplement.  The TOPIX® Index is a free float-adjusted market-capitalization weighted index comprised of all domestic common stocks listed on the First Section of the Tokyo Stock Exchange, Inc.  For additional information about the TOPIX® Index, “Non-Proprietary Indices—Equity Indices—TOPIX® Index” in the index supplement.

The currency exchange rates on any given day, including the pricing date and the averaging dates, will be determined by the calculation agent in accordance with the following:

(a)          where the currency exchange rate is “EURUSD”, the U.S dollar per euro exchange rate, which appears on Reuters Screen “EUR=” at approximately 5:00p.m. London time, on the relevant date;

(b)         where the currency exchange rate is “GBPUSD”, the U.S dollar per pound sterling exchange rate, which appears on Reuters Screen “GBP=” at approximately 5:00p.m. London time, on the relevant date; and

(c)          where the currency exchange rate is “JPYUSD”, the U.S. dollar per Japanese yen exchange rate, which is one divided by USDJPY, the Japanese yen per U.S. dollar exchange rate which appears on the display designated as Reuters Screen “JPNU” Page as at approximately 3:00 p.m. Tokyo time, on the relevant date.

Historical Information

The following graphs set forth the historical performance of the component underlyings and the related component currencies based on the daily closing levels and spot rates, as applicable, from January 7, 2002 through August 8, 2011. On August 8, 2011, the closing level of the EURO STOXX 50® Index was 2,286.91 and the EURUSD spot rate was 1.4179, the closing level of the FTSE® 100 Index was 5,068.95 and the GBPUSD spot rate was 1.6318, and the closing level of the TOPIX® Index was 782.86 and the JPYUSD spot rate was 0.012859.

We obtained the component underlying closing levels and the component currency spot rates below from Bloomberg, L.P.  We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P.  The historical levels of the component underlyings and the historical spot rates of the component currencies should not be taken as an indication of future performance, and no assurance can be given as to the component underlyings closing levels or component currency spot rates on any of the averaging dates.  We cannot give you assurance that the performance of the component underlyings or the component currencies will result in the return of any of your initial investment.

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Certain Employee Retirement Income Security Act Considerations

Your purchase of a Note in an Individual Retirement Account (an “IRA”), will be deemed to be a representation and warranty by you, as a fiduciary of the IRA and also on behalf of the IRA, that (i) neither the issuer, the placement agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the IRA assets used to purchase the Note or renders investment advice (within the meaning of Section 3(21)(A)(ii) of the Employee Retirement Income Security Act (“ERISA”) with respect to any such IRA assets and (ii) in connection with the purchase of the Note, the IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA) and in connection with any redemption of the Note pursuant to its terms will receive at least adequate consideration, and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

FWP-13

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and JPMorgan Securities LLC will act as placement agents for the Notes and will receive a fee from the Company that would not exceed $10.00 per $1,000 principal amount Note.

FWP-14